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                                                               EXHIBIT 8.1

                            November 17, 1997

EndoVascular Technologies, Inc.

1360 O'Brien Drive

Menlo Park, CA 94025

Ladies and Gentlemen:

  This opinion is being delivered to you in connection with the filing of the Securities and Exchange Commission Registration Statement on Form S-3 (No. 333-06363) filed on October 28, 1997, and related Exhibits thereto, as thereafter amended at any time to and including the date hereof (the "Registration Statement") relating to the Agreement and Plan of Merger (the "Agreement") among Guidant Corporation, an Indiana corporation ("Guidant"), its wholly-owned subsidiary, Ski Acquisition Corp., a Delaware corporation ("Merger Sub"), and EndoVascular Technologies, Inc., a Delaware corporation ("EVT"), dated as of October 5, 1997 and amended as of November 14, 1997. Pursuant to the Agreement and the related Certificate of Merger (collectively, the "Merger Agreements"), Merger Sub will merge with and into EVT (the "Merger"), and EVT will become a wholly-owned subsidiary of Guidant.

  Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Merger Agreements. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

  We have acted as legal counsel to EVT in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

    1.The Merger Agreements (including Exhibits);

    2.Representations made to us by EVT in a letter reproduced as Exhibit A hereto;

    3.Representations made to us by Guidant and Merger Sub in a letter reproduced as Exhibit B hereto;

    4.Representations made to us by certain shareholders of EVT in "Affiliate Letters;"

    5.The Registration Statement; and

    6.Such other instruments and documents related to the formation, organization and operation of Guidant, EVT and Merger Sub or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

  In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

    1.Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

    2.Any representation or statement made "to the best knowledge of" or otherwise similarly qualified is correct without such qualification and all statements and representations, whether or not qualified, will remain true through the Effective Time. As to all matters in which a person or entity making a representation has represented that such person or entity either is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement to take an action, there is in fact no plan, intention, understanding or agreement and such action will not be taken;

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    3.The Merger will be consummated pursuant to the Merger Agreements and will be effective under the laws of the state of Delaware;

    4.Counsel for EVT and Guidant will, pursuant to Paragraphs 6.2(b) and 6.3(b) of the Agreement and Plan of Merger, respectively, deliver opinions dated the Closing Date to the effect that the Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code, and that EVT and Guidant will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

    5.The shareholders of EVT do not, and will not on or before the Effective Time of the Merger, have an existing plan or intent to dispose of an amount of Guidant Common Stock to be received in the Merger (or to dispose of EVT capital stock in anticipation of the Merger) such that the shareholders of EVT will not receive and retain a meaningful continuing equity ownership in Guidant that is sufficient to satisfy the continuity of interest requirement as specified in Treas. Reg. (S)1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions;

    6.After the Merger, EVT will hold "substantially all" of its and Merger Sub's properties within the meaning of Section 368(a)(2)(E)(i) of the Code and the regulations promulgated thereunder and will continue its historic business or use a significant portion of its historic assets in a business;

    7.To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg. (S)1.368-1(c) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187; any expenses paid on behalf of EVT shareholders will not exceed one percent (1%) of the total consideration that will be issued in the Merger to EVT shareholders in exchange for their shares of EVT stock; and

    8.No EVT shareholder guaranteed any EVT indebtedness outstanding during the period immediately prior to the Merger, and at all relevant times, including as of the Effective Time of the Merger, (i) no outstanding indebtedness of EVT, Guidant or Merger Sub has or will represent equity for tax purposes; (ii) no outstanding equity of EVT, Guidant or Merger Sub has or will represent indebtedness for tax purposes; and (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire EVT stock or to share in the appreciation thereof constitutes or will constitute "stock" for purposes of
  Section 368(c) of the Code.

  Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the provisions of the Merger Agreements (and without any wavier, breach or amendment of any of the provisions thereof), the Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code, and EVT and Guidant will each be a party to that reorganization within the meaning of
Section 368(b) of the Code.

  In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

    1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

    2.This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection

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  with the Merger). In particular, but without limitation, we express no opinion regarding (i) whether and the extent to which any EVT shareholder who has provided or will provide services to EVT, Guidant or Merger Sub will have compensation income under any provision of the Code; (ii) the effects of such compensation income, including but not limited to the effect upon the basis and holding period of the Guidant stock received by any such shareholder in the Merger; (iii) the potential application of the "golden parachute" provisions (Sections 280G, 3121(v)(2) and 4999) of the Code, the alternative minimum tax provisions (Sections 55, 56, and 57) of the Code or Sections 305, 306, 357, 424, and 708, or the regulations promulgated thereunder; (iv) the corporate level tax consequences of the Merger to Guidant, Merger Sub or EVT, including without limitation the recognition of any gain and the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of EVT, after application of any provision of the Code, as well as the regulations promulgated thereunder and judicial interpretations thereof; (v) the basis of any equity interest in EVT acquired by Guidant in the Merger; (vi) the tax consequences of any transaction in which EVT stock or a right to acquire EVT stock was received; and (vii) the tax consequences of the Merger (including the opinion set forth above) as applied to stockholders of EVT and/or holders of options or warrants for EVT stock or that may be relevant to particular classes of EVT stockholders and/or holders of options or warrants for EVT stock such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

    3.No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreements or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreements are not consummated in accordance with the terms of such Merger Agreements and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate through the Effective Time and at all relevant times thereafter. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

    4.This opinion has been delivered to you for the purpose of being included as an exhibit to the Registration Statement; it may not be relied upon for any other purpose (including, without limitation, satisfying any conditions in the Agreement) or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the captions "Legal Matters" and "Certain Federal Income Tax Consequences." This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933.

                                          Very truly yours,

                                          GUNDERSON DETTMER STOUGH

                                          VILLENUEVE FRANKLIN & HACHIGIAN, LLP

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